🚨 Banksy: Launching Now 🚨 Inbox ×

Nick Fairley, Masterworks <nfairley@investors.masterworks.com>
to me

Dear Sam,

You heard right! Banksy is back. The work is called *Choose Your Weapon* and it's extremely rare within Banksy's oeuvre. It's the only material reproduction of a graffiti stencil that Banksy created on a wall in London in 2010.

Click here for immediate access.

If you need a reminder, here's some of Banksy's career stats:

- **$208M**: Banksy's total painting sales at auction over the last five years ('20-'24).
- **96%**: Percentage of the time that Banksy works went up in value when resold at auction (26 sales from '07-'23).
- **60%:** Banksy's record price growth from 2003 to 2024.
- **32%:** The annualized net returns realized from our Banksy exit (held 392 days).* Past performance not indicative of future returns, see disclosures.

Check out our new Banksy here and view the offering circular below.

Note: As we anticipate this offering to sell out quickly, investments are capped at $10k per person for the first 24 hours.


Just Launched

Banksy
(b. 1974)

Choose Your Weapon

Thanks,

Nick Fairley

—

Investment Adviser
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281